                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                               Penford Corporation
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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     (3)  Per unit price or other underlying value of transaction computed
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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
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    previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                                 [PENFORD LOGO]

                              Bellevue, Washington

                                January 18, 2002

Dear Shareholders:

     You are cordially invited to attend the Annual Meeting of Shareholders of Penford Corporation to be held on Monday, February 25, 2002 at 10:00 a.m. at the Hyatt Regency Hotel, 900 Bellevue Way N.E., Bellevue, Washington.

     In addition to the items set forth in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, we will report on current activities of the Company and will provide an opportunity to discuss matters of interest to you as a shareholder.

     We sincerely hope you will be able to attend our Annual Meeting. However, whether or not you plan to attend, please vote promptly to ensure that your shares are represented.

     On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in Penford Corporation.

                                          Very truly yours,

                                          /s/ JEFFREY T. COOK
                                          Jeffrey T. Cook
                                          President

                              PENFORD CORPORATION
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                        TO BE HELD ON FEBRUARY 25, 2002

                            ------------------------

To the Shareholders:

     The Annual Meeting of Shareholders of Penford Corporation will be held at the Hyatt Regency Hotel, 900 Bellevue Way N.E., Bellevue, Washington, on Monday, February 25, 2002, at 10:00 a.m., for the following purposes:

     1. To elect five directors.

     2. To approve an amendment to the 1994 Stock Option Plan (as amended as of January 21, 1997) (the "1994 Plan") increasing by 500,000 shares the total aggregate number of shares for which options may be granted under the 1994 Plan.

     3. To approve an amendment to the 1994 Plan increasing by 50,000 shares the maximum number of shares for which options may be granted to any eligible employee of the Company in any one fiscal year.

     4. To transact such other business as may properly come before the meeting.

     The Board of Directors has no knowledge of any other business to be transacted at the meeting.

     Copies of the Company's Annual Report to Shareholders and Form 10-K for the fiscal year ended August 31, 2001, which contain financial statements and other information of interest to shareholders, accompany this notice and the enclosed proxy.

     Only shareholders of record at the close of business on December 19, 2001 are entitled to notice of, and to vote at, the meeting.
                                          By Order of the Board of Directors

                                          /s/ SUSAN M. IVERSON
                                          Susan M. Iverson
                                          Corporate Secretary

January 18, 2002

                                   IMPORTANT

     Whether or not you plan to attend the meeting in person, we urge you to promptly vote your shares. This will ensure the presence of a quorum at the meeting. An envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. RESPONDING PROMPTLY WILL SAVE THE COMPANY THE ADDITIONAL EXPENSE OF FURTHER SOLICITATION. Submitting your vote by Proxy will not prevent you from voting your shares at the meeting if you desire to do so, as your Proxy is revocable at your option.

                              PENFORD CORPORATION
                       777 108TH AVENUE N.E., SUITE 2390
                        BELLEVUE, WASHINGTON 98004-5193

                                PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Penford Corporation, a Washington corporation ("Penford" or the "Company") to be voted at the Company's 2002 Annual Meeting of Shareholders to be held at 10:00 a.m. at the Hyatt Regency Hotel, 900 Bellevue Way N.E., Bellevue, Washington on Monday, February 25, 2002. The costs of this solicitation shall be borne by the Company. Shareholders who execute proxies may revoke them at any time prior to their exercise by delivering a written revocation to the Secretary of the Company, by submission of a proxy with a later date, or by voting in person at the meeting. These proxy materials, together with the Company's Annual Report to Shareholders and the Company's Annual Report on Form 10-K, are being mailed to shareholders on or about January 18, 2002.

     Shareholders of record at the close of business on December 19, 2001 will be entitled to vote at the meeting on the basis of one vote for each share held. On December 19, 2001, there were outstanding 7,531,550 shares of common stock of the Company.

                             ELECTION OF DIRECTORS
                                 (PROPOSAL #1)

     The Board of Directors consists of eight members and is divided into three classes. Directors in each class are generally elected for a three-year term. This year, Messrs. John C. Hunter, III, William G. Parzybok, Jr., and James E. Warjone*, each of whom are current directors, have been nominated to be re-elected for a three-year term that expires at the Annual Meeting of Shareholders to be held in 2005; Mr. Richard T. Crowder* has been nominated to be re-elected for a one-year term that expires at the Annual Meeting of Shareholders to be held in 2003; and Mr. Thomas D. Malkoski(#) has been nominated to be elected for a two-year term that expires at the Annual Meeting of Shareholders to be held in 2004. Unless a shareholder indicates otherwise, each signed proxy will be voted for the election of these nominees.

     Management expects that each of the nominees will be available for election, but if any of them is not a candidate at the time the election occurs, it is intended that the proxies will be voted for the election of another nominee to be designated to fill any such vacancy by the Board of Directors.

     The candidates elected are those receiving the largest number of votes cast by the shares entitled to vote in the election, up to the number of directors to be elected. Shares held by persons who abstain from voting on the election and broker "non-votes" will not be counted in the election.

     Nominee for Election -- Term To Expire 2003

     Richard T. Crowder, 62, has served as a Director of the Company since January 2001. Mr. Crowder served as Senior Vice President, International Operations of Dekalb Genetics Corporation (now Monsanto) until 1999. Previously he worked as Executive Vice President and General Manager, International Operations

---------------

 *Messrs. Crowder and Warjone were appointed as directors by the Board on January 30, 2001 to fill the vacancies created upon the retirement of Messrs. N. Stewart Rogers and William K. Street. Pursuant to the Company's Articles of Incorporation, the term of a director appointed by the Board to fill a vacancy expires at the next annual meeting of shareholders, and, therefore, Messrs. Crowder and Warjone are up for re-election at the 2002 Annual Meeting.

 (#)Mr. Malkoski was appointed as a director by the Board at a special meeting on January 3, 2002. At the same meeting, the Board had also resolved to increase the number of members on the Board to eight, and filled the vacancy created by such increase with Mr. Malkoski. Pursuant to the Company's Articles of Incorporation, the term of a director appointed by the Board to fill a vacancy expires at the next annual meeting of shareholders, and, therefore, Mr. Malkoski is up for re-election at the 2002 Annual Meeting.

for Armour Swift Eckrich from 1992 until 1994 and also for the United States Department of Agriculture as the Under Secretary of International Affairs and Commodity Programs from 1989 until 1992. Mr. Crowder received a B.S. and an M.S. in Agricultural Economics from Virginia Tech and earned a Doctorate in Agricultural Economics from Oklahoma State University.

     Nominee for Election -- Term to Expire 2004

     Thomas D. Malkoski, 46, was appointed to the Board of Directors and named Chief Executive Officer in January 2002. He served as President and Chief Executive Officer of Griffith Laboratories, North America from 1997 to 2001. Formerly, he served as Vice President/Managing Director of the Asia Pacific and South Pacific regions for Chiquita Brands International. Mr. Malkoski began his career at the Proctor and Gamble Company spending twelve years progressing through major product category management responsibilities. He graduated from the University of New Hampshire with a B.A. in Economics and Business Management and earned an M.B.A. from the University of Michigan.

     Nominees for Election -- Term To Expire 2005

     John C. Hunter III, 55, has served as a director of the Company since October 1998. Mr. Hunter is Chairman, President, and Chief Executive Officer of Solutia Inc., an international producer of a range of high-performance, chemical-based materials used to make consumer, household, automotive and industrial products. Previously, he served as President and Chief Operating Officer since Solutia's spin-off from Monsanto Company in 1997. From 1992 to 1997, Mr. Hunter was President, Fibers for Monsanto Company. He graduated from the Georgia Institute of Technology with a B.S. in Chemical Engineering and an M.B.A. from the University of Houston at Clear Lake City. Mr. Hunter serves as a Board member of the Missouri Baptist Hospital and the President's Advisory Board of Georgia Tech.

     William G. Parzybok, Jr., 59, has served as a director of the Company since August 1993 and as Chairman of the Board since January 2001. Mr. Parzybok served as Chairman and Chief Executive Officer of Fluke Corporation until July 1998. He joined Fluke in early 1991. He began his career with Hewlett-Packard in 1968, spending 16 years in various executive management positions. Mr. Parzybok received a B.S. in Electrical Engineering and an M.S. in Business Management from Colorado State University. He serves as a Board member of Marned Corporation, the Pacific Science Center, SonoSite, Inc., and WRQ, Inc. Mr. Parzybok is also on the University of Washington's College of Engineering Visiting Committee.

     James E. Warjone, 58, has served as director of the Company since January 2001. Mr. Warjone is Chairman and General Partner of Port Blakely Tree Farms, primarily a land and timber company that operates commercial forests in Washington, Oregon and New Zealand, where he has been since 1978. He earned his B.S. in Economics from Claremont Men's College in 1965. Mr. Warjone also serves as a Board member of the Association of Washington Business, Enterprises International, Joshua Green Corporation, Leisure Care, Inc., The Pacific Science Center, The Washington Transportation Alliance and Welco Lumber Company.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES AS A DIRECTOR.

     Continuing Director -- Term Expires 2003

     Paul H. Hatfield, 65, has served as director of the Company since October 1994. Mr. Hatfield is Principal of the Hatfield Capital Group. He served as Chairman, President, and Chief Executive Officer of Petrolite Corporation until July 1997. Previously, he worked for Ralston Purina Company from 1959 until his retirement in 1995. He served as a Vice President of Ralston, as well as the President and Chief Executive Officer of Protein Technologies International, Inc., then a wholly-owned subsidiary of Ralston. He serves as a Board member and is Chairman of the Executive Development and Compensation Committee of Solutia Inc., and as a Director of Maritz Inc. and Stout Industries. Mr. Hatfield is Chairman of the Board of Boyce Thompson Institute for Plant Research. He is also a member of the Advisory Board for International Business for St. Louis University.

     Continuing Directors -- Term Expires 2004

     Jeffrey T. Cook, 45, has served as a director of the Company since October 1998. In addition, Mr. Cook is President of the Company. He served as President and Chief Executive Officer from August 1998 through January 2002 and as Vice President, Finance and Chief Financial Officer from 1991 to August 1998. Prior to that he served as the Corporate Treasurer of the Company. He has been with the Company since 1983. He is a graduate of Stanford University with a B.A. in Economics. Mr. Cook serves as a Board member of Eoscene Corporation and the Pacific Science Center.

     Sally G. Narodick, 56, has served as a director of the Company since August 1993. Ms. Narodick is an independent e-learning consultant. From 1998 to 2000, she served as Chief Executive Officer of Apex Online Learning, an Internet educational software company. Previously, Ms. Narodick served as an education technology consultant, both independently and for the Consumer Division of IBM from 1996 to 1998. From 1989 to 1996, Ms. Narodick served as Chair and Chief Executive Officer of Edmark Corporation, an educational software company that was sold to IBM in 1996. A graduate of Boston University, Ms. Narodick earned an M.A. in Teaching from Columbia University and an M.B.A. from New York University. She serves as a Board member of click2learn.com, inc., Puget Sound Energy, Inc., and Solutia Inc.

                APPROVAL OF AMENDMENT TO 1994 STOCK OPTION PLAN
                         (AS AMENDED JANUARY 21, 1997)
              INCREASING THE TOTAL AGGREGATE NUMBER OF SHARES FOR
                  WHICH OPTIONS MAY BE ISSUED UNDER SUCH PLAN
                                 (PROPOSAL #2)

     On January 21, 1997, the shareholders approved an amendment to the Company's 1994 Stock Option Plan (the "1994 Plan") authorizing the issuance of an additional 500,000 options (for an aggregate total of 1,000,000 shares) to eligible employees of the Company. In August 1998, the options authorized for issuance under the 1994 Plan were automatically increased to 1,450,838, pursuant to the terms of the plan, to reflect the effects of the spin-off of the Company's former subsidiary Penwest Pharmaceuticals Co. No additional value was transferred as a result of this adjustment. On January 8, 2002, the Compensation Committee of the Board approved an amendment to the 1994 Plan increasing by 500,000 shares the total aggregate number of shares for which options may be granted under the 1994 Plan, subject to approval of the shareholders at the 2002 Annual Meeting.

     The shareholders are being requested at the Annual Meeting to approve an amendment to the 1994 Plan that increases by 500,000 shares the number of shares that may be issued (after taking into account options previously exercised) under the 1994 Plan (to 1,713,987). As of January 11, 2002, 1,144,721 shares were subject to outstanding options and 69,266 shares were available for future grants. The Board believes that this amendment, which provides for an additional 500,000 shares for issuance under the 1994 Plan, is necessary to support the Company's continued growth and to carry-out the Company's strategy of providing greater equity-based compensation to its key employees and is especially necessary to accomplish the strategic restructuring of the Company including the relocation of its Executive Offices from Bellevue, Washington to the Denver, Colorado area. The Board estimates that this increase in authorized shares under the 1994 Plan should be sufficient to meet the Company's requirements for the next three to four years.

     A copy of the 1994 Plan as proposed to be amended is attached as Appendix A to this proxy statement.

               APPROVAL OF AMENDMENT TO 1994 PLAN INCREASING THE
               MAXIMUM AMOUNT OF SHARES FOR WHICH OPTIONS MAY BE
                 GRANTED TO ANY EMPLOYEE IN ANY ONE FISCAL YEAR
                                 (PROPOSAL #3)

     On January 21, 1997, the shareholders approved an amendment to the 1994 Plan increasing the maximum number of shares for which options may be granted to any eligible employee of the Company in any one fiscal year from 100,000 to 150,000 shares. On January 8, 2002, the Compensation Committee of the

Board approved an amendment to the 1994 Plan increasing by 50,000 shares such maximum amount and allowing for a proportionate adjustment to such limit upon the occurrence of an adjustment to the total outstanding shares of the Company due to a recapitalization, spin-off or otherwise, subject to the approval of the shareholders at the 2002 Annual Meeting.

     The shareholders are being requested at the Annual Meeting to approve an amendment to the 1994 Plan that increases by 50,000 shares the maximum number of shares for which options may be granted to any eligible employee of the Company in any one fiscal year (to 200,000). The Board believes that this amendment is necessary to allow it greater flexibility in providing for significant grants in appropriate circumstances, as well as to make such grants exempt from the limitation on deductibility of executive compensation imposed by Section 162(m) of the Internal Revenue Code. As discussed below, subject to shareholder approval the Board intends to grant options for approximately 30,000 shares (in addition to the 150,000 option shares granted on January 3, 2002) to Mr. Malkoski, the Company's new Chief Executive Officer.

     A copy of the 1994 Plan as proposed to be amended is attached as Appendix A to this proxy statement.

DESCRIPTION OF THE 1994 PLAN

     A general description of some of the basic features of the 1994 Plan is presented below, but such description is qualified in its entirety by reference to the full text of the 1994 Plan, attached as Appendix A.

     Shares Subject to the Plan. Upon approval of Proposal #2 by the shareholders, options to purchase up to 1,950,838 shares of common stock of the Company may be granted to key employees of the Company and its subsidiaries under the 1994 Plan. Employees may receive either incentive stock options or non-qualified stock options. The maximum number of shares for which grants of options may be made to any employee would be 200,000 if Proposal #3 is approved by the shareholders.

     Term. No incentive stock option may be granted after October 26, 2004, or have a term of more than ten years.

     Eligibility. The Employee Compensation and Development Committee of the Board of Directors (the "Compensation Committee") administers the 1994 Plan. The Compensation Committee determines which employees will be granted options, the number of shares subject to each option, the type of options granted, the option exercise price and any other terms consistent with the terms of the 1994 Plan. Key employees of the Company are eligible to receive options under the 1994 Plan. As of January 8, 2002, the Company estimates that approximately 35 employees would be eligible to receive options under the 1994 Plan. The 1994 Plan may be amended by the Board of Directors, however, no outstanding options may be modified without the consent of the holder thereof, nor may the number of shares as to which options may be granted be increased nor the class of employee to whom options may be granted be changed, without shareholder approval.

     Options. The option exercise price must be not less than the fair market value of the common stock on the date of grant. In the case of any holder of 10% or more of the voting power of the Company, the exercise price of an incentive stock option must be at least 110% of the fair market value of the common stock on the date of grant.

     The Compensation Committee establishes the time or times at which options may be exercised. The aggregate fair market value of shares with respect to which incentive stock options are exercisable by an optionee during any year shall not exceed $100,000 (measured at the time of the option grant).

     Options expire at the earliest of (i) the date specified in the option;
(ii) twelve months after termination of employment; (iii) the date of termination of employment for certain misconduct; (iv) twelve months after death or disability; or (v) the date the Compensation Committee may specify in the event of a merger, consolidation, reorganization, tender offer, takeover bid, sale of assets or dissolution.

     The Compensation Committee may accelerate the vesting of options if a merger, consolidation, reorganization, tender offer, takeover bid, sale of assets or dissolution occurs. Options will automatically vest upon an optionee's death, disability or retirement in certain instances.

     No optionee, as such, will have any rights as a shareholder of the Company except with respect to shares of common stock received on the exercise of an option. The options are not transferable or assignable except by will or the laws of descent and distribution or pursuant to a domestic relations order, provided that the Compensation Committee may, in its discretion, authorize the transfer by gift of non-qualified options to immediate family members of the optionee or to trusts or partnerships established for the exclusive benefit of such immediate family members.

     Federal Income Tax Consequences of the 1994 Plan. Under present law, an optionee will not realize any taxable income on the date a nonqualified stock option is granted to the optionee pursuant to the 1994 Plan. Upon exercise of the nonqualified stock option, however, the optionee will realize, in the year of exercise, ordinary income to the extent of the difference between the option price and the fair market value of the Company's common stock on the date of exercise. Upon the sale of the shares, any resulting gain or loss will be treated as a capital gain or loss. The Company will be entitled to a tax deduction in its fiscal year in which nonqualified stock options are exercised, equal to the amount of compensation required to be included as ordinary income by those optionees exercising such options.

     Incentive stock options granted pursuant to the 1994 Plan are intended to qualify for favorable tax treatment to the optionee under Code Section 422. Under Code Section 422, an employee realizes no taxable income when the incentive stock option is granted. If the employee has been an employee of the Company or any subsidiary at all times from the date of grant until three months before the date of exercise, the employee will realize no taxable income when the option is exercised. If the employee does not dispose of shares acquired upon exercise for a period of two years from the granting of the incentive stock option and one year after receipt of the shares, the employee may sell the shares and report any gain as capital gain. The Company will not be entitled to a tax deduction in connection with either the grant or exercise of an incentive stock option. If the employee should dispose of the shares prior to the expiration of the two-year or one-year periods described above, the employee will be deemed to have received compensation taxable as ordinary income in the year of the early sale in an amount equal to the lesser of (i) the difference between the fair market value of the Company's common stock on the date of exercise and the option price of the shares, or (ii) the difference between the sale price of the shares and the option price of shares. In the event of such an early sale, the Company will be entitled to a tax deduction equal to the amount recognized by the employee as ordinary income. The foregoing discussion ignores the impact of the alternative minimum tax, which may be particularly applicable to the year in which an incentive stock option is exercised.

     Plan Benefits. In connection with his acceptance of the position as the new Chief Executive Officer of the Company, the Compensation Committee granted to Thomas D. Malkoski options to purchase 150,000 shares of common stock of the Company at an exercise price equal to the closing price of the Company's common stock on January 3, 2002. Subject to shareholder approval of the amendments set forth in Proposal #3 above, the Compensation Committee intends to grant Mr. Malkoski options to purchase approximately 30,000 more shares of common stock at a price equal to the fair market value of the common stock on the date of such grant. The actual number of shares to be granted to Mr. Malkoski will be adjusted up or down using the Black-Scholes valuation method so that he will receive the same economic benefit as if the additional shares had been granted on January 3, 2002.

     Any other future grants of stock options are subject to the discretion of the Compensation Committee. Therefore, such future benefits under the 1994 Plan cannot be determined at this time.

     On January 11, 2002, the closing market price of the Company's common stock was $13.00.

     Approval of each of the amendments to the 1994 Plan will require the receipt of more votes for than against the respective proposal. Broker "non-votes" and abstentions will have no effect on the proposals.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENTS TO THE PENFORD CORPORATION 1994 STOCK OPTION PLAN.

                   COMMITTEES OF THE BOARD AND DIRECTOR FEES

     The Board of Directors has the following standing committees:

     Audit and Environmental, Health, and Safety Committee -- This committee consists of Ms. Narodick (Chair) and Messrs. Crowder, Hunter, and Warjone, all of whom are independent directors as defined in Rule 4200(a)14 of the NASD's listing standards. The committee recommends to the Board the selection of the independent auditors; reviews the proposed scope of the independent audit; reviews the annual financial statements and the independent auditors' report; reviews the independent auditors' recommendations relating to accounting, internal controls and other matters; reviews internal controls and accounting policies with management; and approves policies relating to risk management and environmental, health, and safety matters. On October 25, 2001 the committee amended its charter (originally adopted on June 16, 2000), a copy of which is attached as Appendix B hereto.

     Executive Compensation and Development Committee -- This committee consists of Messrs. Hatfield (Chair) and Parzybok and Ms. Narodick. The committee reviews current remuneration of the directors and the executive officers of the Company and makes recommendations to the Board regarding appropriate periodic adjustments of such amounts. The committee also directs and monitors the Company's benefit plans, determines executive bonus payments, and authorizes stock options to officers and employees under the Company's stock option plan. In addition, the committee reviews plans for executive development and succession on a regular basis.

     Executive Committee -- This committee consists of Mr. Parzybok (Chair) and the chairs of the other three committees (currently Ms. Narodick and Messrs. Hatfield and Hunter). The committee is authorized to exercise all powers and authority of the Board with certain exceptions and establishes the annual executive incentive targets.

     Governance and Nominating Committee -- This committee consists of Messrs. Hunter (Chair) and Crowder and Ms. Narodick. The committee proposes candidates to fill any vacancies on the Board and makes recommendations to the full Board on committee appointments. The Company's Restated Articles of Incorporation allow a majority of disinterested directors (generally, directors who are not affiliated with any shareholder owning 5% or more of the Company's outstanding voting stock) or persons beneficially owning 1% or more of the outstanding shares of voting stock when cumulative voting is in effect (as a result of a shareholder owning 40% or more of the Company's outstanding voting stock) to nominate candidates for election as a director and to have information relating to such nominees included in the Company's proxy statement. The procedures to be followed in the case of any such nominations are set forth in the Bylaws of the Company. The committee also makes recommendations to the Board regarding corporate governance matters and practices including effectiveness of the Board, its committees, and individual directors.

     In fiscal year 2001, the Audit and Environmental, Health, and Safety Committee met four times; the Compensation and Benefits Committee (now the Executive Compensation and Development Committee) met two times; the Nominating Committee (now the Governance and Nominating Committee) met one time; the Executive Committee did not meet; and the Board of Directors met seven times. All incumbent directors attended 75% or more of the aggregate number of Board meetings and meetings of committees on which they served.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth information, as of December 19, 2001, regarding the beneficial ownership of the Company's common stock by any person known to the Company to be the beneficial owner of more than five percent of such outstanding common stock; by the directors including the Company's Chief Executive Officer; by the four other highest paid executive officers in fiscal year 2001, and by the directors and named executive officers as a group.

                                                             AMOUNT AND NATURE OF
                                                            BENEFICIAL OWNERSHIP OF
NAME (AND ADDRESS FOR BENEFICIAL OWNERS OVER 5%)                COMMON STOCK(1)        PERCENT OF CLASS
------------------------------------------------            -----------------------    ----------------
Wellington Management Company.............................          737,000                  9.79%
  75 State Street
  Boston, MA 02109
David L. Babson & Co., Inc................................          685,750                  9.11%
  One Memorial Drive
  Cambridge, MA 02142
Dimensional Fund Advisors Inc.(2).........................          414,350                  5.50%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401-1038
Jeffrey T. Cook...........................................          422,688(3)               5.61%
  777 108th Ave. NE, Suite 2390
  Bellevue, WA 98004
Thomas D. Malkoski........................................                0                     *
Richard T. Crowder........................................            4,812                     *
Paul H. Hatfield..........................................           57,902                     *
Gregory C. Horn...........................................          101,766                     *
John C. Hunter III........................................           16,497                     *
Gregory R. Keeley.........................................           25,473                     *
Wallace H. Kunerth, Ph.D. ................................           12,625                     *
Robert G. Lowndes.........................................            6,250                     *
Sally G. Narodick.........................................           21,902                     *
William G. Parzybok, Jr. .................................           17,323                     *
James E. Warjone..........................................            3,494                     *
All directors and executive officers as a group (12
  persons)................................................          690,732                  9.17%

---------------
 *  Represents less than 1%

(1) Unless otherwise indicated, beneficial ownership represents sole voting and investment power. Includes shares that may be acquired within 60 days through the exercise of stock options, as follows: Mr. Cook, 231,005, Mr. Horn, 96,465, Mr. Keeley, 25,000, Dr. Kunerth, 12,500, Mr. Lowndes, 6,250,
    Mr. Crowder, 3,208, Mr. Hatfield, 48,155, Mr. Hunter, 15,023, Ms. Narodick, 18,236, Mr. Parzybok, 13,657 and Mr. Warjone, 2,890.

(2) Dimensional Fund Advisors Inc. ("Dimensional"), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. (The investment companies and investment vehicles are the "Portfolios"). In its role as investment advisor and investment manager, Dimensional possessed both voting and investment power over 414,350 shares of Penford Corporation stock as of September 30, 2001. The Portfolios own all securities reported in this statement, and Dimensional disclaims beneficial ownership of such securities.

(3) Includes 78,300 shares held in irrevocable trusts for which Mr. Cook shares voting and investment power.

                             EXECUTIVE COMPENSATION

     Compensation paid by the Company during fiscal years 2001, 2000 and 1999 for the Chief Executive Officer and the other four most highly compensated executive officers is set out in the following table.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                                                COMPENSATION
                                                  ANNUAL COMPENSATION              AWARDS
                                           ----------------------------------   ------------
                                                                 OTHER ANNUAL    SECURITIES     ALL OTHER
            NAME AND              FISCAL    SALARY     BONUS     COMPENSATION    UNDERLYING    COMPENSATION
       PRINCIPAL POSITION          YEAR      ($)       ($)(1)        ($)         OPTIONS(#)       ($)(2)
       ------------------         ------   --------   --------   ------------   ------------   ------------
Jeffrey T. Cook.................   2001    $341,667   $      0        0            50,000        $12,009
  President and Chief              2000     303,333    206,700        0            30,000         11,359
  Executive Officer                1999     260,000    174,900        0           125,000         12,115
Gregory C. Horn.................   2001     198,000     58,000        0                 0         11,285
  Vice President                   2000     191,000     97,000        0            15,000         10,422
                                   1999     181,666    131,868        0            50,000         11,394
Gregory R. Keeley...............   2001     221,667     22,000        0                 0          7,610
  Vice President                   2000      62,700     42,570        0           100,000              0
Wallace H. Kunerth, Ph.D........   2001     186,667     38,000        0                 0          5,151
  Vice President                   2000      45,000     19,080        0            50,000              0
Robert G. Lowndes(3)............   2001      92,625     45,732        0            25,000              0
  Vice President

---------------
(1) Reflects bonuses earned during the fiscal year, but paid in the next fiscal year.

(2) These amounts represent the Company's matching and profit sharing contributions under the Penford Corporation Savings and Stock Ownership Plan and premiums paid on behalf of certain named executive officers for supplemental disability insurance.

(3) Mr. Lowndes' salary and bonus are reflected in U.S. dollars using an exchange rate of $0.5185 U.S. dollars to Australian dollars, the applicable average exchange rate for fiscal year 2001.

     Employee Stock Option Plan

     The Company has a stock option plan pursuant to which options to purchase common stock are granted to officers and key employees of the Company. The plan is administered by the Executive Compensation and Development Committee of the Board of Directors, which determines to whom the options are granted, the number of shares subject to each option grant, the type of option, the vesting schedule and the exercise price. The plan and related agreements contain provisions that, in certain circumstances, may cause the date of exercise of such option to accelerate upon a change of control of the Company.

                          OPTION GRANTS IN FISCAL 2001
                               INDIVIDUAL GRANTS

                                                                                          POTENTIAL REALIZABLE
                                                                                            VALUE AT ASSUMED
                                   NUMBER OF     % OF TOTAL                                  ANNUAL RATES OF
                                   SECURITIES     OPTIONS                                      STOCK PRICE
                                   UNDERLYING    GRANTED TO                                 APPRECIATION FOR
                                    OPTIONS     EMPLOYEES IN   EXERCISE OR                 OPTION TERMS($)(1)
                                    GRANTED        FISCAL      BASE PRICE    EXPIRATION   ---------------------
              NAME                    (#)           YEAR         ($/SH)         DATE         5%         10%
              ----                 ----------   ------------   -----------   ----------   --------   ----------
Jeffrey T. Cook..................    50,000          25%          13.73       10/27/10    431,862    1,094,423
Robert G. Lowndes................    25,000          12%          13.25        1/30/11    208,321      527,927

---------------
(1) Potential realizable value is based on the assumption that the stock price of the Company's common stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect Company's estimate of future stock price performance.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                                OPTIONS AT FISCAL          IN-THE-MONEY OPTIONS AT
                                SHARES                             YEAR-END(#)              FISCAL YEAR-END($)(1)
                             ACQUIRED ON       VALUE       ---------------------------   ---------------------------
           NAME              EXERCISE(#)    REALIZED($)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----              ------------   ------------   -----------   -------------   -----------   -------------
Jeffrey T. Cook............     6,000          10,034        185,129        194,711        236,335        183,289
Gregory C. Horn............         0               0         80,215         95,962        147,769        127,415
Gregory R. Keeley..........         0               0         25,000         75,000              0              0
Wallace H. Kunerth,
  Ph.D. ...................         0               0         12,500         37,500              0              0
Robert G. Lowndes..........         0               0              0         25,000              0              0

---------------
(1) Values are calculated by subtracting the exercise price from the fair market value of the stock as of the fiscal year end.

     Retirement Plan

     The Company has a defined benefit retirement plan (the "Retirement Plan"). The table below shows the estimated annual benefits payable at retirement under the Retirement Plan to persons in the specified compensation and years of service classifications.

                              RETIREMENT BENEFITS

 BENEFITS COMPUTED WITHOUT SALARY MAXIMUMS OR INTERNAL REVENUE CODE SECTION 415
                                    MAXIMUMS

                                YEARS OF SERVICE
FIVE-YEAR AVERAGE   -----------------------------------------
 COMPENSATION(1)       15         20         25         30
-----------------   --------   --------   --------   --------
    $200,000        $ 42,209   $ 56,279   $ 70,349   $ 84,418
     300,000          64,709     86,279    107,849    129,418
     400,000          87,209    116,279    145,349    174,418
     500,000         109,709    146,279    182,849    219,418
     600,000         132,209    176,279    220,349    264,418
     700,000         154,709    206,279    257,849    309,418
     800,000         177,209    236,279    295,349    354,418
     900,000         199,709    266,279    332,849    399,418

---------------
(1) Represents the highest average annual compensation levels during five consecutive years of service.

     The retirement benefits shown are based upon retirement at age 65 and the payments of a single-life annuity to the employee using current average Social Security wage base amounts and are not subject to any deduction for Social Security or other offset amounts. The Retirement Plan's formula limits years of service to 30 years. With certain exceptions, and for 2001, the Internal Revenue Code (the "Code") restricts to an aggregate amount of $140,000 the annual pension that may be paid by an employer from a plan that is qualified under the Code. For 2001, the Code also limits the covered compensation, which may be used to determine benefits, to $170,000. The Board of Directors has established supplemental benefits for certain highly compensated employees to whom this limit applies so that these employees will obtain the benefit of the formula that would have applied in the absence of the limitation. The named executive officers entitled to receive supplemental benefits as of August 31, 2001 were Messrs. Cook and Horn.

     All North American-based active employees who are not members of the collective bargaining unit are eligible to participate in the Retirement Plan. Compensation covered by the Retirement Plan includes salaries and bonuses.

     As of August 31, 2001, the approximate years of credited service (rounded to the nearest year) under the Retirement Plan of the named executive officers were: Mr. Cook, 20; Mr. Horn, 8; Mr. Keeley, 2; Dr. Kunerth, 9; and Mr. Lowndes, 1.

     Director Compensation

     Non-employee directors were compensated during the last fiscal year as follows:

Annual retainer as Chairman of the Board of Directors.......  $30,000
Annual retainer as a director...............................    9,000
Annual retainer as Chair of the Executive Committee.........    4,000
Annual retainer as Chair of all other standing committees...    2,000
Fee for each meeting of the Board of Directors attended.....    1,000
Fee for each meeting of the Board of Directors attended when
  held out of state of director's residence.................    2,000
Fee for Chair and member of each standing committee for each
  meeting attended..........................................    1,000
Reimbursement for all reasonable expenses incurred in
  attending Board or committee meetings.....................

     Under a non-qualified deferred compensation plan, non-employee directors may elect to defer with interest all or part of such compensation.

     Non-employee directors also receive restricted stock under the 1993 Non-Employee Director Restricted Stock Plan. The plan provides that beginning September 1, 1993 and every three years thereafter, each non-employee director will be awarded $18,000 worth of common stock of the Company, based on the last reported sale price of the stock on the preceding trading day. A person who becomes a non-employee director after September 1 on which an award was made will be awarded the number of shares determined by dividing the amount equal to $18,000 minus the product of $500 times the number of months since such September 1 by the last reported sale price of the stock on the trading day next preceding the award date. A non-employee director may sell or otherwise transfer one-third of the shares covered by an award on each anniversary of the date of the award. If a non-employee director ceases to be a director before the restrictions against transfer have lapsed with respect to any shares, then, except in certain circumstances, such as retirement, the director must forfeit such shares.

     In addition, non-employee directors receive stock options under the Stock Option Plan for Non-Employee Directors. The plan provides that on each September 1, each non-employee director will be granted an option to purchase the number of shares of the Company's common stock equal to $10,000 divided by 25% of the fair market value of a share of such stock on such date. The exercise price is 75% of the fair market value of a share of such stock on the grant date. If a non-employee director will not serve during the full fiscal year due to retirement, then a pro rata award will be made. Accordingly, on September 1, 2000 each non-employee director was granted an option to purchase 2,230 shares of common stock. Each non-employee director also may elect to receive stock options in lieu of all or a portion of director cash compensation for that fiscal year. Grants of these options, if so elected, occur quarterly. The number of shares subject to each option is equal to the amount of compensation (retainer, meeting and committee fees) payable to the non-employee director as of the quarterly date divided by 25% of the fair market value of a share of the Company's common stock on the grant date. The exercise price for these deferred compensation stock options is 75% of the fair market value of a share of such stock on the grant date. The exercise price for these deferred compensation stock options is 75% of the fair market value of a share of such stock on the grant date. In fiscal year 2001, Messrs. Richard T. Crowder, Paul H. Hatfield,
N. Stewart Rogers (former director), William K. Street (former director) and James E. Warjone elected to receive such options in lieu of all or a portion of director cash compensation. Unless an option granted under the plan is terminated or its exercisability is accelerated in accordance with the plan upon the occurrence of certain events (including a change of control), the option is exercisable six months after its grant date. The options terminate at the earlier of ten years after the date of grant or three years after the date the non-employee director ceases to be a member of the Board.

     Change-of-Control Arrangements

     The Company has change-of-control agreements with the following executive officers: Messrs. Thomas D. Malkoski, Gregory C. Horn, Gregory R. Keeley and Wallace H. Kunerth. Each agreement provides that the executive will receive compensation for 30 months if his employment is terminated by the Company upon a change of control for any reason other than gross misconduct, death, disability, or reaching age 65, or if he terminates his employment following (i) the assignment to him of responsibilities or title materially less than his responsibilities and title prior to a change of control; (ii) the reduction in the aggregate of his salary and bonus; or (iii) a material breach by the Company of the agreement, provided such termination occurs within 24 months after certain defined events which might lead to a change in control of the Company. The compensation will be paid at a rate equal to the executive's then-current salary and target bonus. The compensation is subject to a minimum annual rate of not less than the executive's average compensation for the preceding three calendar years and is subject to reduction if the aggregate present value of all payments would equal or exceed three times the executive's "base amount," as defined in Section 280G of the Internal Revenue Code. The executive also will continue to have "employee" status for the 30-month period and will retain most employee benefits during this period. The amount to be paid is reduced by amounts received by the executive from other employers during the 30-month period.

     The estimated aggregate amounts presently payable in the event of a change of control (assuming each executive receives payments for the maximum 30-month period) would be: Mr. Malkoski, $1,487,500; Mr. Horn, $750,000; Mr. Keeley, $843,750; and Dr. Kunerth, $665,000. This does not include the value of employee benefits that might be payable to the executive during the 30-month period. The value of these benefits cannot be calculated at this time. Continuation of these benefits would include participation in the Company's health and welfare plans and policies, continued vesting of stock options, and continuation of years of service for pension and other retirement plan benefit computation purposes.

     Termination of Employment Arrangement

     In connection with Mr. Cook's resignation as Chief Executive Officer pursuant to the strategic restructuring of the Company, he and the Company entered into a transition agreement. Under the agreement, Mr. Cook, among other things (a) agrees to retain his position as President of the Company and will retain an annual base salary of $350,000 while acting in such capacity, of which six (6) months base salary is guaranteed from the date of the new Chief Executive Officer's hire (the "Salary Continuance Period"), (b) will receive a bonus of $81,585 for the first four months of the current fiscal year, which amount is to be received no later than January 31, 2002, (c) agrees that his target bonus potential for the remainder of the current fiscal year will be adjusted to fifty percent (50%) of his base compensation and will be based on goals developed with the new Chief Executive Officer and the Compensation Committee (such bonus to be granted in the sole discretion of the Compensation Committee), and (d) shall be entitled to a severance payment of $500,000 payable quarterly over an eighteen (18) month period following the last date of his employment. Additionally, if Mr. Cook remains with the Company during the Salary Continuance Period, on his final day of employment with the Company, any unvested options shall immediately vest. The transition agreement also includes an agreement not to compete for twenty-four months and standard releases and confidentiality provisions.

                                 REPORT OF THE
                EXECUTIVE COMPENSATION AND DEVELOPMENT COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The Board of Directors of the Company has an Executive Compensation and Development Committee (the "Committee") comprised of three independent directors. The Committee is broadly charged by the Board of Directors to establish compensation and incentive programs for key employees, and to direct and monitor the Company's benefit plans for all Penford employees. In addition, the Committee reviews plans for executive development and succession on a regular basis.

     Following review and approval by the Committee, issues pertaining to executive compensation are submitted to the full Board of Directors for approval or ratification.

     Total Compensation

     The Committee believes that executive officer compensation should be closely aligned with the performance of the Company on both a short-term and long-term basis, and that such compensation should assist the Company in attracting and retaining key executives critical to its long-term success. To that end, the Committee's policy is that the compensation package for executive officers should consist of three components: (i) an annual base salary; (ii) the potential to earn incentive bonuses, the amount of which is dependent upon both Company and individual performance during the fiscal year; and (iii) stock option awards designed to align management's interests with those of shareholders by providing long-term incentives for the Company's key employees.

     The Committee establishes total annual compensation for the chief executive officer and other senior executive officers after reviewing each component of such executive's compensation against executive compensation surveys prepared by outside consultants. The surveys used for comparison reflect compensation levels and practices for persons holding comparably responsible positions at targeted peer group and other similarly sized manufacturing companies. In addition to reviewing senior executive officers' compensation against the comparator group, the Committee also solicits appropriate input from the Company's president and chief executive officer regarding total compensation for those executives who report directly to him.

     For fiscal year 2001, the Committee determined that total cash compensation for executive officers (the sum of base salary and incentive bonus) should be targeted between the 50th and the 75th percentile of selected peer group companies. The Committee may, at its discretion, award compensation in excess of the target. The program is intended to be competitive with other high-performing organizations and to enable the Company to attract, reward and retain exceptional talent.

     Base Salary

     Base salaries for executive officers are reviewed on an annual basis and at the time of promotion or other increase in responsibilities. Increases in salary are based on evaluation of such factors as the levels of responsibility, individual performance, experience, current pay, and Company peer group pay levels. In fiscal 2001, Mr. Cook's base salary was $341,667, which was determined in accordance with the factors above.

     Incentive Compensation

     The Committee selects plan participants, sets bonus target percentages, approves individual performance factors, and determines level of achievement to objective performance measures. Target bonus amounts are expressed as a percentage of base salary and are established according to the overall intended peer group companies. For fiscal year 2001, the bonus targets for participating employees ranged from 20% to 70% of base salary depending on position. Mr. Cook's target was 70%. After the end of the performance period, the extent to which the performance goals were achieved and the amount of the award that is payable is determined by the Committee.

     This program is an annual cash payout dependent on achieving predetermined profit and cash flow goals, as well as certain qualitative objectives. Penford's Board of Directors believes strongly that a balanced combination of targets requiring the achievement of short-term operating goals and longer-term strategic objectives translates directly into increasing the long-term value of Penford stock. Individual incentive compensation target awards are also subject to an adjustment based on individual performance. Payouts can exceed targets to a maximum of 200% when quantitative and qualitative targets are exceeded.

     Stock Based Incentive Programs

     The Board of Directors strongly encourages all executive officers of Penford to build a significant ownership position in Penford common stock. All stock options to executive officers have been granted at market price on the date of the grant. The non-qualified stock options generally vest over four years at the rate of 25% each year and expire 10 years from date of grant. The incentive stock options generally vest over five years at the rate of 20% each year and expire 10 years from the date of grant.

     The amount of stock option shares granted under any given program is calculated based on a potential long-term total return to shareholders versus the potential long-term return to the option holder for performance in increasing the value of Penford stock. Factors such as dilution to existing shareholders and existing open market stock buyback programs are taken into account.

     Supplemental Benefit Plans

     Supplemental benefit plans for executive officers and certain other key personnel include a supplemental retirement plan, a deferred compensation plan, and a supplemental disability plan. These plans are designed to be competitive with other plans for comparably sized companies and to attract and retain highly qualified management.

     CEO Compensation

     As discussed above, Penford's executive cash compensation program includes a base salary and a Company performance-based incentive compensation program. Mr. Jeffrey T. Cook, who served as the Company's President and Chief Executive Officer for fiscal year 2001, participated in the same incentive program applicable to the other named executive officers. The Committee's objective is to correlate the CEO's remuneration with the performance of the Company. Mr. Cook's entire performance-related pay for fiscal years 2000 and 1999 was paid under the incentive program. Such pay is adjusted to reflect the level of target achievement for that particular fiscal year. Mr. Cook's last base salary increase was in January 2001.

                                          Paul H. Hatfield, Chair
                                          Sally G. Narodick
                                          William G. Parzybok, Jr.

                                 REPORT OF THE
             AUDIT AND ENVIRONMENTAL, HEALTH, AND SAFETY COMMITTEE

     The committee has reviewed and discussed the audited financial statements for fiscal year 2001 with management. The committee has discussed with Ernst & Young, LLP, the independent auditors of the Company, the matters required to be discussed with the committee by SAS 61 (Communication with Audit Committees). The committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), has considered the compatibility of non-audit services with the auditors' independence, and has discussed with the independent auditor their independence.

     Based upon the review and discussions set forth above, the committee recommended to the Board that the audited financial statements for the fiscal year ended August 31, 2001 be included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 16, 2001.

                                          Sally G. Narodick, Chair
                                          Richard T. Crowder
                                          John C. Hunter III
                                          James E. Warjone

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Ernst & Young LLP, upon the recommendation of the audit committee, will serve as the independent auditors for the Company for the fiscal year ending August 31, 2002. This firm has served as the independent auditors for the Company since 1985. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Shareholders, will be given an opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

                         FEES OF INDEPENDENT ACCOUNTANT

     The following table sets forth approximate aggregate fees billed to the Company for fiscal year 2001 by Ernst & Young, LLP.

                                                                   FISCAL YEAR
                                                              ----------------------
                                                                 2001         2000
                                                              ----------    --------
Audit Fees..................................................  $  231,747    $182,500
Financial Information Systems Design and Implementation
  Fees......................................................          --          --
All Other Fees(1)
  Audit-Related.............................................     666,293     225,827
  Non-Audit Services........................................     371,410     302,999
                                                              ----------    --------
Total Fees..................................................  $1,269,450    $711,326
                                                              ==========    ========

---------------
(1) Includes fees for various advisory services related principally to tax preparation services, tax consultation services and corporate finance consulting services. Audit-related fees relate primarily to the acquisition of Starch Australasia, renamed Penford Australia Limited.

     The Audit Committee has considered whether the provision of the non-audit services listed as "All Other Fees" in the table above is compatible with maintaining the independence of Ernst & Young, LLP.

                               PERFORMANCE GRAPH

     The following graph compares the Company's cumulative total shareholder return on its common stock for a five-year period (August 31, 1996 to August 31, 2001) with the cumulative total return of the Nasdaq Market Index and all companies traded on the Nasdaq Stock Market(R) ("Nasdaq") with a market capitalization of $100 -- $200 million, excluding financial institutions. The graph assumes that $100 was invested on August 31, 1996 in the Company's common stock and in the stated indices. The comparison assumes that all dividends are reinvested.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                           AMONG PENFORD CORPORATION,
                    NASDAQ MARKET INDEX AND PEER GROUP INDEX

                               PERFORMANCE GRAPH

                    ASSUMES $100 INVESTED ON AUGUST 31, 1996
                          ASSUMES DIVIDEND REINVESTED
                      FISCAL YEAR ENDING AUGUST 31, 2001*

--------------------------------------------------------------------------------
                        1996      1997      1998      1999      2000      2001
--------------------------------------------------------------------------------
 PENFORD CORPORATION   100.00    178.46    147.52     83.33    104.12     62.71
 NASDAQ MARKET INDEX   100.00    139.49    131.81    244.89    374.19    160.03
 NASDAQ MARKET CAP
  ($100 -- 200M)       100.00    107.64     70.83     99.06    142.02     48.51
--------------------------------------------------------------------------------

     Management does not believe there is either a published index, or a group of companies whose overall business is sufficiently similar to the business of Penford to allow a meaningful benchmark against which the Company can be compared. The Company sells products based on specialty carbohydrate chemistry to several distinct markets, making overall comparisons to one of these markets misleading to the Company as a whole.

---------------

 *The Company's performance graph does not reflect the value realized by the shareholders holding Company common stock on the date of its spin-off of its formerly wholly-owned subsidiary Penwest Pharmaceuticals Co. (PPCO) on August 31, 1998. As a result of the spin-off, such shareholders received shares in PPCO. The graph has not been adjusted to reflect the PPCO spin-off.

For these reasons, the Company has elected to use companies traded on Nasdaq with a similar market capitalization as a peer group.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Since the beginning of the Company's last fiscal year, there have not been, nor is there currently proposed, any transaction to which the Company or any its subsidiaries, was or is a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of the Company's common stock had or will have a direct or indirect interest.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The federal securities laws require the Company's directors and executive officers, and persons who own more than ten percent of the Company's common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of any securities of the Company.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended August 31, 2001, all of the Company's directors, executive officers and greater-than-ten percent beneficial owners made all required filings on a timely basis.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals that are to be (a) intended for inclusion in next year's proxy statement, or (b) presented at next year's Annual Meeting of Shareholders without inclusion in the Company's proxy materials, must be directed to the Corporate Secretary at Penford Corporation, 777 108th Avenue N.E., Bellevue, Washington 98004, and must be received by September 20, 2002. Any shareholder proposal for next year's Annual Meeting submitted after September 20, 2002 will not be considered filed on a timely basis with the Company. For proposals that are timely filed, the Company retains discretion to vote proxies it receives provided (1) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (2) the proponent does not issue a proxy statement.

                            SOLICITATION OF PROXIES

     The proxy card accompanying this proxy statement is solicited by the Board of Directors. Proxies may be solicited by officers, directors, and other employees of the Company, none of whom will receive any additional compensation for their services. Representatives of Mellon Investor Services LLC also may solicit proxies as a part of the services it provides for the Company. Solicitations of proxies may be made personally, or by mail, telephone, telegraph, facsimile, or messenger. The Company will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals. All costs of soliciting proxies will be paid by the Company.

                               VOTING TABULATION

     Votes Required

     Under the Washington Business Corporation Act, the election of the Company's Directors requires a plurality of the votes represented in person or by proxy at the meeting, and each of the amendments to the 1994 Plan will require the receipt of more votes for than against each respective proposal. Votes cast by proxy or in person at the meeting will be tabulated by Mellon Investor Services LLC, the stock transfer agent designated by the Company. A majority of the shares eligible to vote must be present in person or represented by proxy to provide a quorum.

     Effect of an Abstention and Broker Non-Votes

     A shareholder who abstains from voting on any or all proposals and broker non-votes (shares held by brokers or nominees that are represented at a meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be included in the number of shareholders present at the meeting for the purpose of determining the presence of a quorum. Abstentions and broker non-votes will not be counted either in favor of or against the election of the nominees or other proposals. Under the rules of the National Association of Securities Dealers, brokers holding stock for the accounts of their clients who have not been given specific voting instructions as to a matter by their clients may vote their client's proxies in their own discretion except in the case of proposal number 2 which will require the receipt of specific voting instructions.

                                 OTHER MATTERS

     The Company is not aware of any other business to be acted upon at the meeting. If other business requiring a vote of the shareholders should come before the meeting, the holders of the proxies will vote in accordance with their best judgment.

January 18, 2002

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR FISCAL YEAR 2001, CONTAINING INFORMATION ON OPERATIONS, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS ACCESSIBLE ON THE COMPANY'S WEBSITE AT WWW.PENX.COM OR IS AVAILABLE UPON WRITTEN REQUEST. PLEASE WRITE TO: INVESTOR RELATIONS, PENFORD CORPORATION, 777 108TH AVENUE N.E., BELLEVUE, WASHINGTON 98004-5193.

                                   APPENDIX A

                              PENFORD CORPORATION
                             1994 STOCK OPTION PLAN
                       (AS AMENDED AS OF JANUARY 8, 2002)

1. INTRODUCTION:

     This Plan establishes the right of and procedures for PENFORD CORPORATION (the "Company") to grant stock options to its key employees. The Plan provides for the granting of two types of options, namely, (1) Non-Statutory Stock Options and (2) Incentive Stock Options. This Plan sets forth provisions applicable to both types of options, to Non-Statutory Options only and to Incentive Stock Options only.

2. PROVISIONS OF GENERAL APPLICATION:

     The provisions of this Section 2 apply to both Non-Statutory Options and Incentive Stock Options granted by the Company.

     2.1  Objectives of the Plan:

     The purpose of this Plan is to encourage ownership of Common Stock of the Company by key employees of the Company and any subsidiary. This Plan is intended to provide an incentive for maximum effort in the successful operation of the Company and is expected to benefit the shareholders by enabling the Company to attract and retain personnel of the best available talent through the opportunity to share, by the proprietary interests created by this Plan, in the increased value of the Company's shares to which such personnel have contributed.

     2.2  Stock Reserved for this Plan:

     The stock reserved for issue upon the exercise of options granted under this Plan will not exceed 1,950,838 shares of the Common Stock of the Company (the "Shares"). Except to the extent provided by the last sentence of this
Section 2.2, if any outstanding option under this Plan expires or is terminated for any reason, Shares allocable to the unexercised portion of such option shall remain available for other options under this Plan provided that the aggregate number of Shares subject to options under this Plan shall not exceed 1,950,838 Shares. The maximum number of Shares for which grants of options may be made to any employee in any one fiscal year of the Company is 200,000. If an option granted to an employee is canceled, the canceled option shall be counted against the maximum number of shares for which options may be granted to the employee hereunder.

     2.3  Administration of this Plan:

     This Plan will be administered by the Executive Compensation and Development Committee of the Board of Directors of the Company (the "Committee") composed of two or more members all of whom shall be "Non-Employee Directors" as defined in the rules and regulations promulgated by the Securities and Exchange Commission pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and all of whom shall be "outside directors" as defined in the regulations promulgated by the Internal Revenue Service pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

     A majority of the Committee shall constitute a quorum, and acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all members of the Committee, shall be deemed the acts of the Committee.

     The Committee, after considering the recommendations of the President and other officers of the Company, if the Committee shall deem the same appropriate, shall:

          (a) determine the number of shares subject to each option, the terms thereof and the type of options to be granted, and direct the President, or other officer in his absence, to enter into an appropriate agreement evidencing such option:

          (b) prescribe rules and regulations from time to time for administration of this Plan;

          (c) decide any questions arising as to the interpretation or application of any provision of this Plan.

     Any action, decision, interpretation or determination by the Committee with respect to this Plan shall be final and binding upon all employees.

     This Plan shall otherwise be administered in accordance with Section 16 of the Exchange Act, including where required or advisable any amendments thereto or successor statutes.

     2.4  Eligibility Facts to be Considered in Granting Options:

     An option may be granted to any officer or key employee who, at the time the option is granted, is a regular full time employee of the Company or of any subsidiary. In its determination of an employee to whom an option shall be granted and the number of Shares to be covered by such option, the Committee shall take into account the duties of the employee, the present and potential contributions of the employee to the success of the Company, the anticipated number of years of service remaining before the attainment by the employee of the age of retirement, and other factors deemed relevant by the Committee in connection with accomplishing the purpose of this Plan. An employee who has been granted an option to purchase Shares, whether under this Plan or otherwise, may, if the Committee shall so determine, be granted additional options. As used in this Plan, the term "Optionee" shall refer to the person to whom an option is granted hereunder.

     2.5  Vesting of Options:

     The Committee shall have the authority to establish the conditions for determining when the optioned Shares may be purchased, and whether all of the options may be exercised at one time or in increments. The conditions for vesting may include continued employment, attainment of individual, departmental, divisional or Company goals, or such other conditions as the Committee may designate.

     2.6  Accelerated Vesting:

     The Committee shall have the authority to establish criteria for accelerating the vesting of options if certain events occur. The Committee may provide for accelerated vesting in the case of such events as merger, consolidation, reorganization, tender offer, takeover bid, sale of assets, or dissolution. All options shall automatically vest upon the option holder's: (i) death, (ii) "disability" as defined in, and determined in accordance with, the Company's Supplemental Plan of Disability, or (iii) retirement (1) in accordance with the Company's normal retirement policy or (2) prior to attaining sixty-five
(65) years of age provided specific approval of such vesting is given by the Company. No such acceleration shall allow the holder of an option to purchase any optioned Shares for which the options have expired.

     2.7  Terms and Expiration of Options:

     Each option granted under this Plan shall be in writing, shall be subject to such amendment or modification from time to time as the Committee shall deem necessary or appropriate to comply with, or take advantage of, applicable laws or regulations and shall contain provisions to the following effect, together with such other provisions as the Committee shall from time to time approve:

          (a) that, subject to the provisions of Section 2.7(b) below, the option, as to the whole or any part thereof, may be exercised only by the Optionee or permitted transferee;

          (b) that neither the whole nor any part of the option shall be transferable (whether by operation of law otherwise) other than by the will of, or by the laws of descent and distribution applicable to, a deceased Optionee or (except in the case of an Incentive Stock Option) pursuant to a qualified domestic relations order; provided, that the Committee may, in its discretion, authorize the whole or any part of a Non-Statutory Option to be transferable without consideration to the spouse, children or grandchildren of the Optionee ("Immediate Family Members") or to a trust for the exclusive benefit of such Immediate Family Members or to a partnership in which such Immediate Family Members are the only partners; and that the option and any and all rights granted to the Optionee thereunder and not theretofore effectively and completely exercised shall automatically terminate and expire upon any sale, transfer or hypothecation or any attempted sale, transfer or hypothecation of such rights contrary to the provisions hereof or upon the bankruptcy or insolvency of the Optionee or permitted transferee;

          (c) that subject to the foregoing provisions, an option may be exercised at different times for portions of the total number of option Shares for which the right to purchase or exercise shall have vested provided that such portions are in multiples of five (5) Shares;

          (d) that the Optionee or permitted transferee shall have no right to receive any dividend on or to vote or exercise and right in respect of any Shares the certificate for which has not been issued to him, her or it;

          (e) that the option shall each expire at the earliest of the following:

             (1) the date specified in the option;

             (2) a date specified in the option but not later than twelve (12) months after voluntary or involuntary termination of the Optionee's employment other than termination as described in Paragraph (3) below;

             (3) upon the discharge of the Optionee for misconduct, willfully or wantonly harmful to the Company;

             (4) twelve (12) months after the Optionee's death or disability;

             (5) such earlier date as the Committee may specify in the event of a merger, consolidation, reorganization, tender offer, takeover bid, sale of assets, or dissolution;

          (f) that the terms of the option shall not be affected by any change of the Optionee's duties or position so long as the Optionee shall continue to be employed by the Company or a subsidiary.

     2.8  Notice of Intent to Exercise Option:

     The Optionee or permitted transferee desiring to exercise an option granted hereunder as to all or part of the Shares covered thereby shall in writing notify the Company at its principal office at Bellevue, Washington, to that effect specifying the number of option Shares to be purchased. With respect to any Shares acquired pursuant to Section 2.6, the Optionee or permitted transferee shall be deemed to have given to the Company the notice of exercise required by this Section 2.8 ten (10) days prior to the closing or effective date of any accelerating event.

     2.9  Recapitalization:

     The aggregate number of Shares for which options may be granted hereunder, the maximum number of Shares for which grants of options may be made to any employee in any one fiscal year, and the number of Shares covered by each outstanding option and the price per share thereof in each such option shall be proportionately adjusted for any increase or decrease in the number of outstanding shares of Common Stock of the Company resulting from a division or consolidation of shares or any other increase or decrease in such shares effected without receipt of consideration by the Company excluding any decrease resulting from the purchase of shares for the treasury. If the adjustment would result in a fractional share, the Optionee shall be entitled to one (1) additional share, provided that the total number of Shares to be granted under this Plan shall not be increased above the equivalent number of shares initially allocated to this Plan or subsequently approved by the shareholders of the Company for issuance hereunder.

     2.10  Termination and Amendment of this Plan:

     The directors of the Company may at any time modify, amend or terminate this Plan, provided, however, that (i) no outstanding option may be amended or modified without the consent of the holder thereof, and (ii) no amendment or modification to this Plan shall increase the number of Shares as to which options may be granted under this Plan or change the class of employee to whom options may be granted under this Plan without shareholder approval.

     2.11  Granting of Options:

     The granting of any option pursuant to this Plan shall be entirely in the discretion of the Committee and nothing herein contained shall be construed to give any officer or employee any right to participate under this Plan or to receive any option under it.

     The granting of an option pursuant to this Plan shall not constitute an agreement or understanding, express or implied, on the part of the Company or a subsidiary to employ the Optionee for any specified period.

     2.12  Withdrawal:

     An Optionee may at any time elect in writing to abandon an option with respect to the number of Shares as to which the option shall not have been exercised.

     2.13  Government Regulations:

     This Plan and the granting and exercise of any option hereunder and the obligations of the Company to sell and deliver Shares under any such option shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies as may be required. This Plan shall be governed by the laws of the State of Washington.

     2.14  Shareholder Approval:

     This Plan shall be submitted to the shareholders for their approval within twelve (12) months from the date hereof.

     2.15  Compliance with Securities Laws:

     The Committee shall have the right to:

          (a) require an Optionee or permitted transferee to execute, as a condition of the exercise of an option, a letter evidencing the Optionee's or permitted transferee's intent to acquire the Shares for investment and not with a view to the distribution thereof;

          (b) place appropriate legends upon the certificate or certificates for the Shares; and

          (c) take such other acts as it deems necessary in order to cause the issuance of optioned Shares to comply with applicable provisions of state and federal securities laws.

3. PROVISIONS APPLICABLE TO NON-STATUTORY AND INCENTIVE STOCK OPTIONS:

     The provisions of this Section 3 shall apply to Non-Statutory Options and Incentive Stock Options.

     3.1  Method of Exercise of Option:

     Within ten (10) days after receipt by the Company of the notice provided for in Section 2.8, but not later than the expiration date specified in Section 2.7(e), the option shall be exercised as to the number of Shares specified in the notice of payment to the Company of the amount specified in either Section 4.2 or Section 5.5, as may be applicable. Payment of the purchase price provided in the option shall be made in cash, in shares of the Company's Common Stock, or in any combination of cash and shares of the Company's Common Stock. Full or partial payment in shares of the Company's Common Stock shall be deemed to be the equivalent of payment in cash of the fair market value of those shares. For purposes of the preceding sentence and this Plan, "fair market value" is defined as the average, if any, of the closing prices for the Common Stock as of 4:00 p.m. Eastern Time on the date of exercise on the principal trading exchange or national automated stock quotation system on which the Common Stock is traded or quoted. Payment of the purchase price in shares of the Company's Common Stock shall be subject to rules and procedures established by the Committee including but not limited to any minimum holding period of the shares used in payment of the purchase price.

     3.2  Holding Period:

     Any Optionee who is an officer, director or ten percent (10%) shareholder of the Company shall be precluded from selling or transferring any Common Stock or other security of the Company underlying an option during the six (6) months immediately following the grant of the option.

     3.3  Substitutions and Assumptions:

     The Committee shall have the right to substitute or assume options in connection with mergers, reorganizations, separations or other "corporate transactions" as that term is defined in and said substitutions and assumptions are permitted by Section 425 of the Code, and the regulations promulgated thereunder. The number of Shares reserved pursuant to Section 2.2 may be increased by the corresponding number of options assumed and, in the case of a substitution, by the net increase in the number of Shares subject to options before and after the substitution.

     3.4  Proceeds from Sale of Stock:

     Proceeds of the purchase of optioned Shares by an Optionee or permitted transferee shall be for the general business purposes of the Company.

4. PROVISIONS APPLICABLE SOLELY TO NON-STATUTORY STOCK OPTIONS:

     In addition to the provisions of Sections 2 and 3, the following paragraphs shall apply to any options granted under this Plan which are not Incentive Stock Options.

     4.1  Option Price:

     The option or purchase price of each Share optioned under this Plan shall be determined by the Committee at the time the option is granted, provided that the option price shall not be less than the fair market value of such Shares on the date of grant.

     4.2  Method of Exercise of Option:

     The amount to be paid by the Optionee or permitted transferee upon exercise of a Non-Statutory Option shall be the full purchase price thereof provided in the option, together with the amount of federal, state or local taxes of any kind required to be withheld by the Company. If a permitted transferee fails to pay such withholding taxes, the Optionee shall pay them. An Optionee or permitted transferee may elect to pay his or her withholding taxes by having the Company withhold shares of Company stock having a value equal to the amount required to be withheld. The value of the shares to be withheld is deemed to be equal to the fair market value of the shares on the day the option is exercised. An election by an Optionee to have shares withheld for this purpose will be subject to the following restrictions:

          (a) if an Optionee has received multiple option grants, a separate election must be made for each grant;

          (b) the election must be made prior to the day the option is exercised;

          (c) the election will be irrevocable; and

          (d) the election will be subject to the disapproval of the Committee:

5. PROVISIONS APPLICABLE SOLELY TO INCENTIVE STOCK OPTIONS:

     In addition to the provisions of Sections 2 and 3, the following paragraphs shall apply to any options granted under this Plan which arc Incentive Stock Options.

     5.1  Conformance with Internal Revenue Code:

     Options granted under this Plan which are "Incentive Stock Options" shall conform to, be governed by and interpreted in accordance with, Section 422 of the Code and any regulations promulgated thereunder as well as any amendments to the Code and such regulations.

     5.2  Option Price:

     The option or purchase price of each Share optioned under the Incentive Stock Option provisions of this Plan shall be determined by the Committee at the time of the action for the granting of the option but shall not, in any event, be less than the fair market value of such Shares on the date of grant.

     5.3  Limitation on Vesting of Incentive Stock Option:

     The aggregate fair market value of the option Shares (determined on the date of grant) with respect to which Incentive Stock Options are exercisable for the first time by an Optionee during any calendar year (under this Plan and any other plan of the Company or its subsidiaries which authorizes Incentive Stock Options) shall not exceed $100,000.

     5.4  Limitation on Grants to Substantial Shareholders:

     An employee may not, immediately prior to the grant of an Incentive Stock Option hereunder, own stock in the Company representing more than ten percent (10%) of the voting power of all classes of stock of the Company unless the per share option price specified by the Committee for the Incentive Stock Options granted such an employee is at least one hundred ten percent (110%) of the fair market value of the Company's stock on the date of grant and such option, by its terms, is not exercisable after the expiration of five (5) years from the date such option is granted.

     5.5  Method of Exercise of Option:

     The amount to be paid by the Optionee upon exercise of an Incentive Stock Option shall be the full purchase price thereof provided in the option.

     5.6  Time Limits on Grants and Exercises:

     No Incentive Stock Option may be granted after October 26, 2004, and no Incentive Stock Option may have a term of more than ten (10) years.

                                          PENFORD CORPORATION

                                          By /s/ JEFFREY T. COOK
                                            ------------------------------------
                                          Its President

ATTEST:

/s/ SUSAN M. IVERSON
---------------------------------------------------------
Its Secretary

                                   APPENDIX B

                              PENFORD CORPORATION
                   AUDIT AND ENVIRONMENTAL HEALTH AND SAFETY
                               COMMITTEE CHARTER

ORGANIZATION

     The Committee shall consist of at least three Directors including a Chairperson. The Committee shall include only independent Directors as defined by the relevant listing authority. Each member of the Committee shall be financially literate or must become financially literate within a reasonable period of time following the appointment to the Committee, and at least one member of the Committee must have accounting or related financial management expertise as the foregoing qualifications are interpreted by the Board of Directors ("Board") in its business judgment.

STATEMENT OF POLICY

     The Committee shall, through regular or special meetings with management and the Company's independent auditor, provide oversight on matters relating to accounting, financial reporting, internal control, auditing, risk management, regulatory compliance activities and other matters as the Board or the Committee Chairperson deems appropriate.

RESPONSIBILITIES

     The Committee shall have the responsibility for recommending to the Board the appointment of the Company's independent auditor; reviewing the audit process and independence of the independent auditor; recommending approval of both material accounting policies and risk management policies.

     The Committee shall resolve issues of conflict of interest, provided, however, that when any member of the Committee is also an officer, director or an interested party of or in such corporation or other entity with which a conflict arises, such member shall not participate in the deliberations or vote on any matter involving such corporation or other entity.

FUNCTIONS

     INDEPENDENT AUDITOR. The Committee shall communicate to the independent auditor that the auditor is ultimately accountable to the Board and the Committee. The Committee shall have the authority and responsibility to recommend to the Board the selection, evaluation and, where appropriate, replacement of the independent auditor.

     The Committee shall:

          (1) require the independent auditor to provide annually to the Committee a formal written statement delineating all relationships between the independent auditor and the Company,

          (2) actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor,

          (3) recommend that the Board take appropriate action in response to the independent auditor's report to satisfy itself of the independent auditor's independence;

          (4) review the annual audit plans of the independent auditor;

          (5) review the results of the independent auditors' activities, including major conclusions, findings and recommendations, and related management responses;

          (6) review with the independent auditors significant business, accounting, tax, legal and other developments that could be material to the Company's financial statements.

     With respect to financial reporting and disclosure, the Committee Chair and/or the full Committee, will meet with management and the independent auditors prior to each quarterly and fiscal year earnings release.

     ACCOUNTING POLICIES. The Committee shall review with management and the independent auditor and approve (or reject) adoption of or changes to major accounting policies.

     INTERNAL ACCOUNTING CONTROLS AND AUDITS. The Committee shall review in connection with the annual audit and from time to time as necessary the Company's internal accounting controls and results of internal audits (where material), including compliance and the Company's policies with respect to the Foreign Corrupt Practices Act.

     COMMUNICATIONS. The Committee shall have separate direct lines of communication between itself and the independent auditor, and with regard to litigation and legal and regulatory compliance, the Company's general counsel. The Committee shall meet privately (without members of management present) and separately with the independent auditor at least once each year and, if/when requested, with the Company's legal counsel. A special meeting may be called by executive management or the independent auditors.

     HEALTH AND SAFETY. The Committee shall approve policies relating to environmental health and safety matters and will review with management annually the status of any current and outstanding EH&S related issues. The Committee may engage consultants expert in such matters to assist management in installing and maintaining operational safeguards.

     RISK MANAGEMENT. The Committee shall review and approve annually the risk management policies (e.g. corn, energy) including the net position exposure level for each respective policy, and approve any exceptions thereto.

     ANNUAL FINANCIAL STATEMENTS. With regard to the SEC Form 10-K, prior to its filing, the Committee shall review and discuss the audited financial statements with management, and discuss with the independent auditors the matters required to be discussed by relevant auditing standards, including the quality, not just the acceptability, of the accounting principles and underlying estimates used in the audited financial statements. The Committee shall report to the Board and to the shareholders (via Company's annual proxy statement) whether, based on such reviews and discussions, it recommended to the Board that the most recent year's audited financial statements be included in the Company's SEC Form 10-K to be filed with the SEC.

     REPORTS. The Committee shall receive periodic reports from management, the Company's general counsel, and the independent auditor on matters relating to accounting, financial reporting, internal control, auditing, litigation and compliance with legal business policies and regulatory requirements. The Committee shall receive these reports pursuant to a schedule that the Committee Chair develops in consultation with management.

     AUTHORITY TO INVESTIGATE. The Committee may cause an investigation to be made into any matter within the scope of its responsibility. The Committee may engage independent resources to assist in its investigations as it deems necessary. The Committee may undertake such other matters as the Board or the Committee considers appropriate.

     ADEQUACY OF CHARTER. The Committee shall review the continued adequacy of this Audit Committee Charter on an annual basis.

     REPORTS TO BOARD. The Committee Chair shall make regular reports to the Board on the Committee's activities.

PROXY


                 FOR THE ANNUAL MEETING OF THE SHAREHOLDERS OF

                               PENFORD CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Thomas D. Malkoski, Jeffrey T. Cook, Jacqueline
L. Davidson and Susan M. Iverson, and each of them, with full power of substitution, as proxies to vote the shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on February 25, 2002 and at any time adjournment thereof.

                (Continued and to be signed on the reverse side)

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

           YOU CAN NOW ACCESS YOUR PENFORD CORPORATION ACCOUNT ONLINE.

Access your PENFORD CORPORATION shareholder/stockholder account online via Investor ServiceDirect(SM) (ISD).


Mellon Investor Services LLC agent forPENFORD CORPORATION Investor Services, now makes it easy and convenient to get current information on your shareholder account. After a simple, and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

- View account status

- View certificate history

- View book-entry information

- View payment history for dividends

- Make address changes

- Obtain a duplicate 1099 tax form

- Establish/change your PIN

              VISIT US ON THE WEB AT HTTP://WWW.MELLONINVESTOR.COM
                 AND FOLLOW THE INSTRUCTIONS SHOWN ON THIS PAGE.

STEP 1: FIRST TIME USERS -- ESTABLISH A PIN

You must first establish a Personal Identification Number (PIN) online by fol-lowing the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) available to establish a PIN.

INVESTOR SERVICEDIRECT(SM) IS CURRENTLY ONLY AVAILABLE FOR DOMESTIC INDIVIDUAL AND JOINT ACCOUNTS.

-   SSN
-   PIN
-   Then click on the button (Establish PIN) button

PLEASE BE SURE TO REMEMBER YOUR PIN, OR MAINTAIN IT IN A SECURE PLACE FOR FUTURE REFERENCE.


STEP 2: LOG IN FOR ACCOUNT ACCESS
You are now ready to log in. To access your account please enter your:

-   SSN
-   PIN
-   Then click on the (Submit PIN) button

IF YOU HAVE MORE THAN ONE ACCOUNT, YOU WILL NOW BE ASKED TO SELECT THE APPROPRIATE ACCOUNT.

STEP 3: ACCOUNT STATUS SCREEN
You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

- Certificate History
- Book-Entry Information
- Issue Certificate
- Payment History
- Address Change
- Duplicate 1099

              FOR TECHNICAL ASSISTANCE CALL 1-877-978-7778 BETWEEN
                       9AM-7PM MONDAY-FRIDAY EASTERN TIME

                         Please mark your votes as indicated in this example [x]

1.  Election of Directors,
     01 John C. Hunter, III, 02 William G. Parzybok, Jr., 03 James E. Warjone, 04 Richard T. Crowder and 05 Thomas D. Malkoski.

                 FOR             WITHHELD
                 [ ]               [ ]

Except vote withheld from the following nominee(s)

---------------------------------------------

2. Amendment to 1994 Stock Option Plan, increasing by 500,000 shares the total aggregate number of shares for which options may be granted under the plan.

              FOR            AGAINST        ABSTAIN
              [ ]             [ ]            [ ]

3. Amendment to 1994 Stock Option Plan, increasing by 50,000 shares the maximum number of shares for which options may be granted to any eligible employee of the Company in any one fiscal year.

              FOR            AGAINST        ABSTAIN
              [ ]             [ ]            [ ]

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy, when properly signed will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, PROPOSAL 2 AND PROPOSAL 3.

IMPORTANT - PLEASE SIGN AND RETURN THIS PROXY PROMPTLY. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other autho-rized officer. If a partnership, please sign in partnership name by an authorized person.

I plan to attend the meeting.  [ ]

Signature(s) ___________________________________________ Dated  __________, 2002

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE


                            VOTE BY TELEPHONE OR MAIL
                          24 HOURS A DAY, 7 DAYS A WEEK

             TELEPHONE VOTING IS AVAILABLE THROUGH 4PM EASTERN TIME
                  THE BUSINESS DAY PRIOR TO ANNUAL MEETING DAY.

         YOUR TELEPHONE VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR
             SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND
                            RETURNED YOUR PROXY CARD.



                                    TELEPHONE
                                 1-800-840-1208


Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.

                                       OR


                                      MAIL

                               Mark, sign and date
                                 your proxy card
                                       and
                                return it in the
                             enclosed postage-paid
                                    envelope.


                      IF YOU VOTE YOUR PROXY BY TELEPHONE,
                 YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.